Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ALLARITY THERAPEUTICS, INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF MARCH, A.D. 2023, AT 2:41 O`CLOCK P.M.

SECRETARY'S OFFICE 1793 DELAWARE 1855

Jeffrey W. Bullock, Secretary of State

5766562 8100
SR# 20231067221

Authentication: 202957468
Date: 03-20-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:41 PM 03/20/2023
FILED 02:41 PM 03/20/2023
SR 20231067221 - File Number 5766562

SECOND CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF ALLARITY THERAPEUTICS, INC.

Allarity Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), does hereby certify that:

1. This Second Certificate of Amendment to Certificate of Incorporation (this "Second Amendment") amends certain provisions of the Corporation's original Certificate of Incorporation filed with the Secretary of the State of Delaware on April 6, 2021, and as amended by that certain Certificate of Amendment filed with the Secretary of the State of Delaware on August 5, 2021 (as amended, the "Certificate of Incorporation").

2. The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the "DGCL"), has duly adopted resolutions approving the amendment set forth in this Second Amendment, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and directing that such amendment be considered for stockholder approval at the Special Meeting of Stockholders held on March 20, 2023 (the "Special Meeting"), which meeting was noticed and has been held in accordance with Section 222.

3. This Second Amendment was duly adopted by the affirmative vote of the holders of the majority of the outstanding shares of the Corporation's common stock and Series C Preferred Stock entitled to vote thereon and voting together as a single class at the Corporation's Special Meeting, in accordance with the provisions of Section 242 of the DGCL, and Articles FIFTH and TWELFTH of the Certificate of Incorporation.

4. The Certificate of Incorporation is hereby amended by deleting the first paragraph of Article FIFTH thereof in its entirety and by substituting in lieu of said paragraph the following paragraph in its entirety:

> **FIFTH:** The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 750,500,000 shares, consisting of (i) 750,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), and (ii) 500,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

5. Except as set forth in this Second Amendment, the Certificate of Incorporation remains in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to be duly executed in its name and on its behalf by a duly authorized officer of the Corporation on this 20th day of March, 2023.

By: ______________________________
Name: James G. Cullem
Title: Chief Executive Officer